UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2024 (October 20, 2024)

Kyverna Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41947	83-1365441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton St., STE 550 Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

(510) 925-2492

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	KYTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2024, the board of directors (the “Board”) of Kyverna Therapeutics, Inc. (the “Company”) appointed Mert Aktar as a Class III director of the Company, effective October 20, 2024. Concurrent with his appointment to the Board, Mr. Aktar was appointed to the Audit Committee and the Science and Technology Committee of the Board.

Mr. Aktar, age 45, is an accomplished life sciences industry executive with over twenty years of multinational experience in bridging science and business in pharmaceuticals and biotechnology. He has served as CEO of Receptive Bio, Inc., a privately held biotechnology company based in Southern California, since February 2024. Prior to joining Receptive Bio, Inc., Mr. Aktar was the Senior Vice President and Global Head of Corporate Development & Strategy at Kite Pharma, Inc. (“Kite”) from April 2020 to September 2023, where he played a key leadership role in shaping the future direction of Kite and establishing it as a global leader in cell therapy. Mr. Aktar led numerous deals strengthening Kite’s R&D portfolio, including expansion in Asia, facilitating regulatory approval and commercial launch of the first autologous cell therapy product in China, and transfer of commercial rights from Daiichi Sankyo and regulatory approval and commercial launch of Yescarta in Japan. Prior to joining Kite, Mr. Aktar served as Vice President and Head of Business Development and Corporate Development at Unum Therapeutics Inc. from May 2019 to March 2020. Prior to that, Mr. Aktar held a number of senior leadership positions at Shire plc (now Takeda) from April 2011 to May 2019, most recently serving as the Global Head of Hematology and Immunology Business Development from November 2017 to May 2019. While at Shire, Mr. Aktar facilitated the company’s acquisitions of Baxalta Inc. and Dyax Corp., and orchestrated Shire’s inaugural SEC-registered debt offering. Mr. Aktar held senior leadership positions at large biotech and pharma organizations across diverse modalities (cell therapy, gene therapy, nucleotide-based therapies, antibody therapeutics, and small molecules) and therapeutic areas (oncology, hematology, immunology, rare genetic diseases, and neuroscience). Mr. Aktar has served on the board of directors of ReAlta Life Sciences, Inc. since January 2024. Mr. Aktar holds an MBA from MIT Sloan School of Management, a B.S. in Chemical Engineering from Worcester Polytechnic Institute, and an M.S. in Engineering Management from Tufts University.

In accordance with the Company’s Non-Employee Director Compensation Program (the “Program”), as a non-employee director of the Company, Mr. Aktar is initially entitled to receive cash compensation in the amount of $40,000 per year for his service on the Board, an additional $10,000 per year for his service on the Audit Committee and an additional $7,500 per year for his service on the Science and Technology Committee of the Board; in each case, prorated for the portion of the year on which he serves on the Board and committees thereof. In addition, pursuant to the Program, on October 21, 2024, Mr. Aktar will be granted an option with respect to such number of shares of the Company’s common stock as is equal to $350,000, divided by the closing price of the Company’s common stock on the date of grant (the “Appointment Option”), which shall vest in with respect to 1/36th of the shares on each monthly anniversary of the date of grant, subject to Mr. Aktar’s continued service with the Company through each such date. In addition, if a Change in Control (as defined in the Company’s 2024 Equity Incentive Plan) occurs during Mr. Aktar’s service on the Board, the Appointment Option will vest in full as of the closing of such Change in Control.

The Company also entered into an indemnification and advancement agreement with Mr. Aktar in the same form as its standard form of indemnification and advancement agreement with its other directors.

There are no family relationships between Mr. Aktar and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Aktar has not engaged in any transaction that would be reportable as a related-party transaction under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On October 21, 2024, the Company issued a press release announcing the appointment of Mr. Aktar to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) The following items are filed as exhibits to the Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press Release, dated October 21, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kyverna Therapeutics, Inc.

Date: October 21, 2024	By:	/s/ Warner Biddle
Warner Biddle Chief Executive Officer

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